Exhibit 10.5.2

                                    AGREEMENT

      This Agreement is made as of July 25, 2002 by and between Visual Networks, Inc. ("VN") and MCI WORLDCOM Network Services, Inc., for itself and its Affiliates (collectively, "MCI"), with reference to that certain Reseller/Integration Agreement between VN and MCI (together, the "Parties") dated August 29, 1997, as amended (the "Reseller Agreement"). Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Reseller Agreement.

      WHEREAS, on July 21, 2002 (the "Petition Date"), WorldCom, Inc. and substantially all of its active U.S. subsidiaries, including MCI, filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), and

      WHEREAS, MCI wishes to purchase additional Products from VN during the pendency of MCI's Chapter 11 case, and VN is willing to sell additional Products to MCI on the terms and conditions set forth herein.

      NEW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

      1. Exhibit A to this agreement sets forth a list of Products that MCI wishes to purchase from VN, and requested delivery dates for such Products. VN agrees to use commercially reasonable efforts to ship the Products set forth on Exhibit A on the Visual Committed Ship Dates specified on Exhibit A.

      2. All Products delivered by VN pursuant to the terms of Exhibit A shall be invoiced at prices currently in effect under the Reseller Agreement, less an additional discount equal to 0.5% (one-half of one percent) of VN's list prices for such Products, plus any applicable taxes and shipping charges.

      3. Payment in full for all Products delivered by VN pursuant to this Agreement must be received by VN within 15 calendar days after the Product delivery date. There will be no further discount for early payment. If VN does not receive payment when due under this agreement, VN shall have no obligation to ship additional Products.

      4. VN shall have no obligation to ship Products other than those covered by the purchase orders set forth on Exhibit A unless and until VN has received payment for the Products shipped pursuant to Exhibit A. Sales of Products other than under the purchase orders listed on Exhibit A will be subject to an overall credit limit of $1.0 million.
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      5. To the extent of any inconsistency between the terms of this Agreement and the terms of the Reseller Agreement, the terms of this Agreement shall control.

      6. Within 90 days after the date of this Agreement, the Parties agree to discuss in good faith the possibility of modifying the payment terms set forth herein, but neither Party shall have any obligation to agree to any such modification.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

                                        VISUAL NETWORKS, INC.

                                        By     /s/ John H. Saunders
                                               ---------------------------------
                                        Name:  John H. Saunders
                                        Title: Chief Financial Officer


                                        MCI WORLDCOM NETWORK SERVICES, INC.

                                        By     /s/ Frances McKissick
                                               ---------------------------------
                                        Name:  Frances McKissick
                                        Title: Senior Manager -  Procurement